Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 10th day of August, 2012 (the “Effective Date”), by and between Emtec, Inc., a Delaware corporation (the “Company”) and Sunil Misra (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Company and the Executive are parties to an employment agreement dated as of October 19, 2009 (the “Old Employment Agreement”); and

WHEREAS, the parties desire to enter into this Agreement to, among other things, amend and restate the Old Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and intending to be legally bound, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.             Employment; Position and Responsibilities; Agreement Term.

(a)           Employment.  During the Agreement Term (as defined below), and subject to the terms of this Agreement, the Executive shall be employed by the Company and shall occupy the position of Chief Strategy and Delivery Officer of the Company.  The Executive agrees to serve in such position or in such other executive offices or positions with the Company or a Subsidiary (as defined below), as shall from time to time be determined by the Company’s Board of Directors (the “Board”).  The Executive represents that his employment with the Company does not violate any other agreement to which he is a party.

(b)           Reporting.  During the Agreement Term, the Executive shall report solely and directly to the Chief Executive Officer of the Company or his designee.

(c)           Duties.  During the Agreement Term, while employed by the Company, Executive shall devote his full time and best efforts to the business of the Company and shall perform all duties and services for and on behalf of the Company as shall be reasonably requested by the Chief Executive Officer of the Company in his absolute discretion.  The Executive’s duties may include providing executive services for both the Company and the Subsidiaries, as determined by the Chief Executive Officer of the Company.

(d)           Agreement Term.  The term of employment under this Agreement shall commence on the Effective Date and, unless earlier terminated under Section 3 hereof, shall terminate on the second anniversary of the Effective Date (the “Agreement Term”); provided, however, that the Agreement Term shall automatically be extended for successive one-year periods (commencing on the second anniversary of the Effective Date and each one-year anniversary thereafter) unless earlier terminated under Section 3 hereof or unless either party provides the other party with a written notice of non-renewal at least 120 days prior to the expiration of the then current Agreement Term.  If the Company provides the Executive timely notice of non-renewal of the Agreement Term and (X) terminates Executive’s employment (other than for Cause or due to death or Disability, as such terms are defined below) prior to, or upon, the expiration of the Agreement Term, then such termination of employment shall be deemed a termination of employment Without Cause entitling Executive to the severance benefits set forth in Section 4(b) hereof or (Y) the Executive’s employment with the Company continues on an at-will basis beyond the expiration of the Agreement Term, then the Executive’s termination of employment with the Company for any reason (whether by the Executive or by the Company) within 90 days after the expiration of the Agreement Term shall be deemed a termination of employment Without Cause entitling Executive to the severance benefits set forth in Section 4(b) hereof.  In the event that the Executive does not provide at least 120 days advanced written notice of non-renewal of the Agreement Term (or such shorter period as may be agreed upon by the Company), or in the event that the Executive does not provide at least 120 days advanced written notice of his termination without Good Reason as provided in Section 3(f) hereof (or such shorter period as may be agreed upon by the Company), one-half of the Executive’s vested stock appreciation rights shall be immediately forfeited with no compensation due the Executive in connection with such forfeiture.  Notwithstanding the foregoing, if the individual who is serving as the Company’s Chief Executive Officer as of the Effective Date is no longer serving the Company in at least one of the two following positions, then each reference in this Section 1(d) to “120 days” shall be replaced with a reference to “30 days:” Chief Executive Officer or Chairman of the Board.

(e)           Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1(e):

(i)            “Affiliate” shall mean, with respect to any specified person or entity, a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified person or entity.

(ii)            “Change in Control” shall mean (1) the acquisition in one or more transactions by any “person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than an Excluded Person (as defined below), of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”); (2) the consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation; or (3) the acquisition by any “person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act), other than a Substantial Stockholder (as defined below) or an Affiliate of a Substantial Stockholder, in a single transaction or in a series of related transactions occurring during any period of 12 consecutive months, of assets from the Company that have a total gross fair market value (as determined by the Board in its sole discretion) equal to or more than 51% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(iii)           “Excluded Person” means (a) the Company or its Subsidiaries, (b) any employee benefit plan of the Company or its Subsidiaries, (c) any person or entity who, as of September 1, 2010, owns, directly or indirectly, 25% or more of the voting power or value of any class of capital stock of the Company (a “Substantial Stockholder”) and (d) any Affiliate of a Substantial Stockholder.

(iv)            “Good Reason” means and shall be deemed to exist if, without the prior written mutual consent of the Executive and the Company, (1) the Executive suffers a material adverse change in the duties, responsibilities or effective authority associated with his titles and positions, as set forth and described in Section 1 of this Agreement; (2) the Executive’s Base Salary (as defined below) is reduced by the Company; (3) there is a material adverse change (i.e., more than 35 miles) in the geographic location of the Executive’s primary office as of the Effective Date; or (4) there is any action or inaction that constitutes a material breach of the Company’s obligations to the Executive hereunder.

(v)            “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period in which a more than 50% interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).

2.             Compensation and Other Benefits.

(a)           Base Salary.  During the Agreement Term, the Executive shall receive an annual base salary (“Base Salary”), payable in accordance with the Company’s normal payroll practices, of $325,000 (which rate shall be retroactive to March 1, 2012).  The Base Salary may be increased by the Compensation Committee of the Board, in its discretion.

(b)           Bonus.  In respect of each fiscal year ending during the Agreement Term, the Executive shall participate in the Company’s Annual Incentive Plan (the “AIP”), as maintained by the Company for the benefit of its senior executives, and shall be eligible to earn an annual bonus (the “Bonus”) if the Executive and/or the Company achieve performance goals established by the Compensation Committee of the Board consistent with the AIP.  The Executive’s maximum Bonus opportunity under the AIP shall be 100% of his Base Salary.  Earned Bonuses shall be payable in accordance with the terms of the AIP, but in no event may be paid later than December 31st following the close of the fiscal year to which the Bonus relates.

(c)           Employee Benefits.  During the Agreement Term, the Executive shall be entitled to participate, on the same basis as the other executive employees of the Company, in any pension, retirement, savings, medical, disability or other welfare benefit plans maintained by the Company from time to time and in accordance with the terms thereof.

(d)           Expense Reimbursement.  During the Agreement Term, the Company shall reimburse the Executive for all out-of-pocket travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder, upon submission of appropriate evidence, in accordance with the Company’s policy, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s business travel and expense reimbursement policy as in effect from time to time.

(e)           Vacation.  During the Agreement Term, Executive shall be entitled to four weeks of paid vacation on an annualized basis.  Vacation shall be prorated for part of a year worked.  Such vacation shall be taken at such times as shall be approved by the Company, in the reasonable exercise of its discretion.  The ability to carry forward unused vacation time shall be determined in accordance with Company policy.

3.             Termination of Employment.  The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without breach of this Agreement only as provided in this Section 3.

(a)           Termination Due to Disability.  The Executive’s employment hereunder may be terminated by the Company in the event of the Executive’s Disability.  For purposes of this Agreement, “Disability” shall mean that the Executive is unable to perform his material duties and responsibilities hereunder by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  The determination of the Executive’s Disability shall (i) be made by an independent physician selected by the Company and the Executive (provided that if the Executive and the Company cannot agree as to such an independent physician, each shall appoint one physician and those two physicians shall appoint a third physician who shall make such determination), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent medical evidence as shall be presented to such independent physician by the Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

(b)           Termination Due to Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death.

(c)           Termination by the Company for Cause.  The Company may immediately terminate the Executive’s employment hereunder at any time for Cause (as defined below).  “Cause” shall mean (i) the continued failure of the Executive substantially to perform his duties hereunder or his negligent performance of such duties (other than any such failure due to the Executive’s physical or mental illness), (ii) the Executive having engaged in misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its Subsidiaries, (iii) a material violation by the Executive of a Company policy, (iv) the breach by the Executive of any of his material obligations hereunder or under any other written agreement or covenant with the Company or any of its Subsidiaries, (v) a material failure by the Executive to timely comply with a lawful direction or instruction given to him by the Company’s Chief Executive Officer or his designee, (vi) the Executive having been convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes (A) a felony or (B) a misdemeanor involving moral turpitude (or a comparable crime in any jurisdiction that uses a different nomenclature), including any such offense involving dishonesty as such dishonesty relates to the Company’s material assets or business or the theft of Company property and (vii) the Executive’s insobriety or use of illegal drugs, chemicals or controlled substances either (A) in the course of performing the Executive’s duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of the Executive to perform the same.  In the event of litigation concerning the Company’s termination of Executive for Cause, the Company shall prove that it terminated the Executive for Cause by a standard of clear and convincing evidence.  In the case of a termination for Cause as described in clauses (i), (ii), (iii), (iv) and (v) of this Section, the Board or the Company’s Chief Executive Officer, as applicable, shall give the Executive written notice of its or his intention to terminate him for Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based.  The Executive shall have thirty (30) days, after receiving such special notice, to cure such grounds, to the extent such cure is possible (as reasonably determined by the Board in its sole discretion).  If he fails to cure such grounds to the Board’s reasonable satisfaction, the Executive shall thereupon be terminated for Cause.  Notwithstanding the foregoing, no act or failure to act by the Executive shall be deemed to constitute “Cause” if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Company or its Subsidiaries, as applicable.

(d)           Termination by Company Without Cause.  The Company may terminate the Executive’s employment hereunder at any time Without Cause (as defined below) by giving the Executive written Notice of Termination (as defined below), which notice shall be effective immediately, or at such later time as specified in such notice.  A termination “Without Cause” shall mean a termination of the Executive’s employment by the Company other than as a result of his Disability or for Cause.  Notwithstanding the foregoing provisions of this Section 3(d), if the Executive’s employment is terminated by the Company in accordance with this Section 3(d) and, within 90 days thereafter, it is determined by the Board, after a good faith investigation, that circumstances existed which would have constituted a basis for termination of the Executive’s employment for Cause in accordance with Section 3(c), the Executive’s employment will be deemed to have been terminated for Cause in accordance with Section 3(c) for all purposes of this Agreement.

(e)           Termination by the Executive for Good Reason.  The Executive may terminate his employment under this Agreement for Good Reason by providing the Company with a Notice of Termination specifying the actions giving rise to Good Reason within 30 days after the first occurrence of such actions; provided, however, that the Company shall have a period of 30 days following receipt of such Notice of Termination to cure such actions.

(f)           Voluntary Termination by the Executive Without Good Reason.  The Executive may voluntarily terminate his employment hereunder without Good Reason at any time by giving the Company prior written Notice of Termination at least 120 days prior to such termination (or such lesser notice as may be mutually agreed upon by the Company and the Executive); provided that the Board may, in its sole discretion, terminate the Executive’s employment hereunder prior to the expiration of the 120-day (or shorter mutually agreed upon) notice period; further provided, that, for all purposes of this Agreement, such termination shall be deemed a voluntary termination of employment by the Executive without Good Reason.  In such event and upon the expiration of the applicable notice period (or such shorter time as the Board in its sole discretion may determine), the Executive’s employment hereunder shall immediately and automatically terminate. Notwithstanding the foregoing, if the individual who is serving as the Company’s Chief Executive Officer as of the Effective Date is no longer serving the Company in at least one of the two following positions, then the 120 day notice period set forth in this Section 3(f) shall be reduced to 30 days: Chief Executive Officer or Chairman of the Board.

(g)           Notice of Termination.  Any termination of the Executive’s employment by Company or the Executive, other than a termination due to the Executive’s death, shall be communicated by a written Notice of Termination addressed to the appropriate party.  A “Notice of Termination” shall mean a notice that indicates the Date of Termination (as defined below), which shall not be earlier than the date on which the notice is provided, which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(h)           Date of Termination. For purposes of this Agreement, the “Date of Termination” is the last day that the Executive is employed by the Company, provided the Executive’s employment is terminated in accordance with the foregoing provisions of this Section 3.

(i)           Resignation upon Termination.  As of the Date of Termination, the Executive shall resign, in writing (and shall be deemed to have resigned), from all positions then held by him with the Company and its Subsidiaries.

(j)           Cessation of Professional Activity.  Upon delivery of a Notice of Termination by any party, the Company may relieve the Executive of his responsibilities and require the Executive to immediately cease all professional activity on behalf of the Company.  In addition, in the event that the Board determines that there is a reasonable basis for it to investigate whether circumstances exist that would, if true, permit the Company to terminate the Executive’s employment for Cause, the Board may relieve the Executive of his responsibilities during the pendency of such investigation and such shall not provide Executive with Good Reason to terminate his employment (provided that Executive shall be entitled to his compensation and benefits hereunder until his employment is actually terminated).

4.             Payments Upon Certain Terminations.

(a)           General.  If, during the Agreement Term, the Executive’s employment terminates for any reason, the Executive (or his estate, beneficiary or legal representative) shall be entitled to receive the following; provided however, that if the termination is for Cause under Section 3(c), Executive shall not be paid any unpaid Bonus:

(i)           any earned or accrued but unpaid Base Salary through the Date of Termination (including, with respect to unused vacation time) and any earned but unpaid Bonus with respect to the fiscal year of the Company ending prior to the Date of Termination (payable at the time provided in Section 2(b)), and

(ii)           all amounts payable and vested benefits accrued under any otherwise applicable plan, policy, program or practice of the Company (other than relating to severance) in which the Executive was a participant during his employment with Company, with such amounts to be determined, and provided, in accordance with the terms thereof.

(b)           Termination Without Cause; Termination for Good Reason.  If, during the Agreement Term, the Company terminates the Executive’s employment Without Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled to receive, in addition to the payments and benefits described in Section 4(a)(i) and Section 4(a)(ii) above, and provided Executive executes and delivers a general release of all claims in form and substance satisfactory to the Company (such that such release is effective, with all revocation periods having expired unexercised, within 60 days after the Date of Termination);

(i)           if such termination occurs prior to, or following the two-year anniversary of, a Change in Control: (A) an amount equal to 12 months of Base Salary (as in effect immediately prior to such termination), paid in equal installments in accordance with the Company’s payroll practices over the 12 month period following such termination (provided that any such amounts that would have otherwise been paid during the 60 day period following such termination shall be withheld and paid in a lump sum on the first payroll date coincident with or next following the 60th day after such termination, with the remaining payments to be made as if no such delay had occurred); (B) a Pro-Rata Bonus (as defined in Section 4(c)), payable at the time provided in Section 2(b); and (C) payment by the Company of the Executive’s (and his eligible dependents’) COBRA premiums for a period of 18 months; provided, that, if the Executive and/or his eligible dependents become eligible for comparable coverage and benefits under an employer-provided health plan prior to the expiration of such 18 month period, the Company’s payment obligation with respect to health care continuation premiums covering such person(s) shall terminate; provided further, that, the Company’s payment obligation shall be limited to the monthly cost of providing the Executive and his eligible dependents with coverage under its health plans immediately prior to the date of the Executive’s termination of employment.  In addition to such benefits, (I) the Restricted Stock award granted to Executive on December 1, 2009 shall, to the extent then outstanding and unvested, become 100% vested on the Date of Termination and (II) all outstanding and unvested restricted stock awards granted to the Executive pursuant to the terms of the Company’s annual incentive plan in respect of an earned bonus shall immediately become fully vested upon such a termination; or

(ii)           if such termination occurs during the two year period following the date of a Change in Control: (A) an amount equal to 12 months of Base Salary (as in effect immediately prior to such termination), paid in (X) a lump sum upon such termination, but only to the extent such amount or portion thereof is not considered “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (Y) equal installments in accordance with the Company’s payroll practices over the 12 month period following such termination, but only to the extent that such amount or portion thereof is “non-qualified deferred compensation” within the meaning of Code Section 409A (provided that any such amounts that would have otherwise been paid during the 60 day period following such termination shall be withheld and paid in a lump sum on the first payroll date coincident with or next following the 60th day after such termination, with the remaining payments to be made as if no such delay had occurred); (B) the maximum Bonus that Executive would have been entitled to receive under Section 2(b) for the fiscal year in which such termination occurs (as in effect immediately prior to such termination but without regard to any event that constitutes Good Reason), payable at the time provided in Section 2(b) above; and (C) payment by the Company of the Executive’s (and his eligible dependents’) COBRA premiums for a period of 18 months; provided, that, if the Executive and/or his eligible dependents become eligible for comparable coverage and benefits under an employer-provided health plan prior to the expiration of such continuation period, the Company’s payment obligation with respect to health care continuation premiums covering such person(s) shall terminate; provided further, that, the Company’s payment obligation shall be limited to the monthly cost of providing the Executive and his eligible dependents with coverage under its health plans immediately prior to the date of the Executive’s termination of employment.  In addition to such benefits, (I) the Restricted Stock award granted to Executive on December 1, 2009 shall, to the extent then outstanding and unvested, become 100% vested on the Date of Termination and (II) all outstanding and unvested restricted stock awards granted to the Executive pursuant to the terms of the Company’s annual incentive plan in respect of an earned bonus shall immediately become fully vested upon such a termination.

(c)           Termination Due to Death or Disability.  If, during the Agreement Term, the Executive dies or the Company terminates the Executive’s employment hereunder due to his Disability, the Executive (or his estate, beneficiary or legal representative) shall be entitled to receive, in addition to the payments and benefits described in Section 4(a)(i) and Section 4(a)(ii) above, (A) continued Base Salary during the 12 month period following such termination, less any disability payments received by Executive from Company sponsored or paid disability insurance policies during such 12 month period (provided that any such amounts that would have otherwise been paid during the 60 day period following such termination shall be withheld and paid in a lump sum on the first payroll date coincident with or next following the 60th day after such termination, with the remaining payments to be made as if no such delay had occurred), (B) a pro-rata Bonus payment for the fiscal year of the Executive’s death or Disability, equal to the Bonus that the Executive would have been entitled to if he had remained employed by the Company at the end of such fiscal year multiplied by a fraction, the numerator of which is the number of days transpired in the fiscal year up to and including the Date of Termination, and the denominator of which is 365, which pro-rata Bonus shall be payable at the time provided in Section 2(b) (the “Pro-Rata Bonus”) and (C) payment by the Company of the Executive’s (and his eligible dependents’) health care continuation (COBRA) premiums for 18 months; provided, that, if the Executive and/or his eligible dependents become eligible for comparable coverage and benefits under an employer-provided health plan prior to the expiration of such  period, the Company’s payment obligation with respect to health care continuation premiums covering such person(s) shall terminate; provided further, that, the Company’s payment obligation shall be limited to the monthly cost of providing the Executive  and his eligible dependents with coverage under its health plans immediately prior to the date of the Executive’s termination of employment.  In addition, if, during the Agreement Term, the Executive dies or the Company terminates the Executive’s employment hereunder due to his Disability, (i) the Restricted Stock award granted to him on December 1, 2009 shall, to the extent then outstanding and unvested, become 100% vested on the Date of Termination and (ii) all outstanding and unvested restricted stock awards granted to the Executive pursuant to the terms of the Company’s annual incentive plan in respect of an earned bonus shall immediately become fully vested upon such a termination.  Payment of the amounts described in clause (A) hereof is contingent on Executive’s or his estate’s, as applicable, execution and non-revocation of a general release of all claims in form and substance satisfactory to the Company, such that such release is effective, with all revocation periods having expired unexercised, within 60 days after the Date of Termination.

(d)           No Other Obligations.  If the Executive’s Date of Termination occurs during the Agreement Term under any circumstances described in Section 3, the Company shall have no obligation to make payments under the Agreement for periods after the Executive’s Date of Termination other than those payments in accordance with Sections 4(a), 4(b) and 4(c) above.

(e)           Payment.  Except as otherwise provided in this Agreement, any payments to which the Executive is entitled under Sections 4(a), 4(b) and 4(c) shall be made as soon as administratively feasible following the Date of Termination and in no event later than 75 days following the Date of Termination.

(f)           Certain Terminations in Connection with a Change in Control.  Notwithstanding anything contained in this Agreement to the contrary, if, in connection with a Change in Control described in Section 1(e)(ii)(3) (an “Asset Sale”) either (x) this Agreement is assumed by the acquiror of the Company’s assets (or one of its Affiliates) or (y) the Executive accepts employment with the acquirer of the Company’s assets (or one of its Affiliates) within 30 days after the date of such Change in Control, then the Executive shall not be entitled to any of the payments or benefits described in Section 4(b) upon his termination of employment with the Company in connection with such Asset Sale.

5.             Duties on Termination.  Subject to the terms and conditions of this Agreement, to the extent that there is a period of time elapsing between the date of delivery of a Notice of Termination and the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement during such period, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any.  Notwithstanding the foregoing provisions of this Section 5, the Company may suspend the Executive from performing his duties under this Agreement following the delivery by the Company of a Notice of Termination providing for the Executive’s termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

6.             Restrictive Covenants.

(a)            Noncompetition.

(i)            During the Agreement Term, and for the twelve (12) month period immediately following the Executive’s termination of employment with the Company (the “Restrictive Period”):

(1)           The Executive shall not, without the express written consent of the Board, be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (as defined below) if: (A) such services are to be provided with respect to any location in which the Company or a Subsidiary does business, or with respect to any location in which the Company or a Subsidiary has devoted material resources to doing business; or (B) the trade secrets, confidential information, or proprietary information (including, without limitation, confidential or proprietary methods) of the Company and the Subsidiaries to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such secrets or information.

(2)           The Executive shall not, without the express written consent of the Board, directly or indirectly own an equity interest in any Competitor (other than ownership of 1% or less of the outstanding stock of any corporation listed on a national stock exchange or included in the NASDAQ System).

(3)           The Executive shall not, without the express written consent of the Board, solicit or attempt to solicit, for services similar in nature to those provided by the Company or any Subsidiary, any person or entity who is then or, during the twelve (12) month period prior to such solicitation or attempt by the Executive, was (or was solicited to become) a customer or supplier of the Company or a Subsidiary, or a user of the services provided by the Company or a Subsidiary.

(4)           The Executive shall not without the express written consent of the Board, solicit, entice, persuade, induce or hire any individual who is employed by the Company or any Subsidiary (or was so employed within 90 days prior to the Executive’s action) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or any Subsidiary, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(ii)           The term “Competitor” means any enterprise (including a person, entity, firm or business, whether or not incorporated) that engages in, or plans to engage in, any line of business that the Company or its Subsidiaries engages in or has made actual plans to engage in during the Agreement Term, or within the prior 12 months was engaged in, or otherwise competes, directly or indirectly, with the Company or any of its Subsidiaries.

(b)           Non-Disparagement.  The Executive and the Company agree that each will not make any false, defamatory or disparaging statements about the other, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries that are reasonably likely to cause material damage to the Executive, the Company, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries.

(c)           Confidential Information.

(i)              The Executive agrees that, during the Agreement Term and at all times thereafter, he will (1) keep secret all Confidential Information (as defined below) and Intellectual Property (as defined below) which may be obtained during his employment by the Company and (2) not reveal or disclose any Confidential Information or Intellectual Property, directly or indirectly, except with the Company’s prior written consent.  The Executive shall not make use of the Confidential Information or the Intellectual Property for the Executive’s own purposes or for the benefit of anyone other than the Company and shall protect the Confidential Information and the Intellectual Property against disclosure, misuse, espionage, loss and theft.

(ii)             The Executive acknowledges and agrees that all Intellectual Property is and shall be owned by the Company.  The Executive hereby assigns and shall assign to the Company all ownership rights possessed in any Intellectual Property contributed, conceived or made by the Executive (whether alone or jointly with others) while employed by the Company, whether or not during work hours.  The Executive shall promptly and fully disclose to the Company in writing all such Intellectual Property after such contribution, conception or other development.  The Executive agrees to fully cooperate with the Company, at the Company’s expense, in securing, enforcing and otherwise protecting throughout the world the Company’s interests in such Intellectual Property, including, without limitation, by signing all documents reasonably requested by the Company.

(iii)             Immediately following the Date of Termination, the Executive agrees to promptly deliver to the Company all memoranda, notes, manuals, lab notebooks, computer diskettes, passwords, encryption keys, electronic mail and other written or electronic records (and all copies thereof) constituting or relating to Confidential Information or Intellectual Property that the Executive may then possess or have control over.  The Executive shall provide written certification that all such materials have been returned.

(iv)             For purposes of this Agreement, the following terms shall be defined as set forth below:
(1)           “Confidential Information” shall mean all information, in any form or medium, that relates to the business, suppliers and prospective suppliers, existing and potential creditors and financial backers, marketing, costs, prices, products, processes, services, methods, computer programs and systems, personnel, customers, potential customers, research or development of the Company and the Subsidiaries and all other information related to the Company and the Subsidiaries which is not readily available to the public. Confidential Information shall include any of the foregoing information that is created or developed by the Executive during his employment by the Company.

(2)           “Intellectual Property” shall mean, with respect to the following which are created or existing during the period of the Executive’s employment by the Company, any: (A) idea, know-how, invention, discovery, design, development, software, device, technique, method or process (whether or not patentable or reduced to practice or including Confidential Information) and related patents and patent applications and reissues, re-examinations, renewals, continuations-in-part, continuations, and divisions thereof; (B) copyrightable and mask work (whether or not including Confidential Information) and related registrations and applications for registration; (C) trademarks, trade secrets and other proprietary rights; and (D) improvements, updates and modifications of the foregoing made from time to time.  Intellectual Property shall include any of the foregoing that is created or developed by the Executive during his employment by the Company.

(d)           Duty of Loyalty to the Company.  Nothing in this Section 6 shall be construed as limiting the Executive’s duty of loyalty to the Company, or any other duty otherwise owed to the Company, while the Executive is employed by the Company.

7.             Assistance with Claims:  Indemnification

(a)           Assistance with Claims.  The Executive agrees that, during the Agreement Term, and continuing for a reasonable period after the Executive’s Date of Termination, the Executive will assist the Company and the Subsidiaries in defense of any claims that may be made against the Company and the Subsidiaries, and will assist the Company and the Subsidiaries in the prosecution of any claims that may be made by the Company or the Subsidiaries, to the extent that such claims may relate to services performed by the Executive for the Company and the Subsidiaries.  The Executive agrees to promptly inform the Company upon becoming aware of any lawsuits involving such claims that may be filed against the Company or any Subsidiary.  The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses.  For periods after the Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance.  To the extent permitted by law, the Executive also agrees to promptly inform the Company upon being asked to assist in any investigation of the Company or the Subsidiaries (or their actions) that may relate to services performed by the Executive for the Company or the Subsidiaries, regardless of whether a lawsuit has then been filed against the Company or the Subsidiaries with respect to such investigation.

(b)           Indemnification.  The Company shall indemnify and defend Executive against all claims, whether civil or criminal, including any governmental or regulatory proceedings or investigations arising out of Executive’s activities as an officer, director or employee of the Company or its Subsidiaries, to the fullest extent permitted by law and under any insurance maintained by the Company from time to time (other than claims relating to the Executive’s unlawful conduct, bad faith or gross misconduct).

8.             Disclosure of Agreement.  The Executive shall provide each of his subsequent employers during the one-year period following his termination of employment with the Company with a copy of the restrictive covenants set forth in Section 6 of this Agreement in order to allow such subsequent employers to avoid inadvertently causing the violation of such covenants.  The Executive shall advise the Company of his subsequent employers during the one-year period following his termination of employment with the Company.

9.             Injunctive Relief with Respect to Covenants; Certain Acknowledgments; Etc.

(a)           Injunctive Relief.  The Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond unless required by applicable law) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants, obligations or agreements.  These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

(b)           Blue Pencil.  In the event any term of Section 6 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its duration or geographic scope, or by reason of it being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c)           Certain Acknowledgements.  The Executive acknowledges and agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Subsidiaries and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its Subsidiaries in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by the Executive to compete unfairly with, the Company and its Subsidiaries and that (i) in the course of his employment with the Company, the Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Subsidiaries in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its Subsidiaries; (ii) the covenants and restrictions contained in Section 6 are intended to protect the legitimate interests of the Company and its Subsidiaries in their respective goodwill, trade secrets and other confidential and proprietary information; (iii) the Executive desires and agrees to be bound by such covenants and restrictions; and (iv) the compensation to be provided to the Executive is adequate consideration for the restrictive covenants provided in Section 6.

10.           Miscellaneous.

(a)           Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of the Company, and its respective successors and assigns.  This Agreement shall also be binding on and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives.  This Agreement shall not be assignable by the Executive without the prior written consent of the Company. This Agreement shall be assignable by the Company without the consent of the Executive only to an Affiliate or Subsidiary or to any person or entity that becomes a successor in interest (by purchase of assets or shares, or by merger or otherwise) to the Company.

(b)           Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto concerning the subject matter hereof and supercedes all prior and contemporaneous agreements (including but not limited to the Old Employment Agreement and all summaries of proposed terms and term sheets) and all prior and contemporaneous promises, representations, understandings, arrangements and agreements, if any, concerning such subject matter (including but not limited to those made to or with the Executive by any other person or entity); provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement (other than the Old Employment Agreement) that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the Subsidiaries.

(c)           Applicable Law.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware without giving effect to the conflict of laws rules of any state.

(d)           Arbitration.  Except as provided in Section 9(a) with regard to the Company’s right to seek injunctive and other equitable relief in any court of competent jurisdiction, any dispute or controversy between the Company and the Executive arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Philadelphia, Pennsylvania administered by the American Arbitration Association in accordance with its Commercial Rules then in effect. The determination of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive.  Each party shall bear its or his costs and expenses in any arbitration hereunder and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs.

(e)           Taxes.  The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(f)            Key Man Insurance.  The Executive acknowledges that the Company may purchase “key man” insurance on his life and hereby agrees to cooperate with the Company in obtaining such insurance, including, without limitation, submitting to such medical examinations as may be required promptly upon request by the Company.

(g)           Amendments.  This Agreement may be amended or cancelled only by mutual agreement of the parties in writing.  So long as the Executive lives, no person or entity, other than the parties hereto (and the Company’s successors and assigns), shall have any rights under or interest in this Agreement or the subject matter hereof.

(h)           Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(i)           Waiver of Breach.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(j)           Survival of Agreement.  Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall not survive the termination of the Executive’s employment with the Company.

(k)           Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice).  Such notices, demands, claims and other communications shall be deemed given:

(i)             in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(ii)            in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(iii)           in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.  Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

Emtec, Inc.
11 Diamond Road
Springfield, NJ 07081
Facsimile number: 973-376-8846

or to the Executive:

at the address in the Company’s records, with a copy (which shall not constitute notice) to:

E. Gerald Riesenbach, Esquire
Cozen O’Connor
1900 Market Street
Philadelphia, PA  19103

All notices to the Company shall be directed to the attention of Secretary of the Company, with a copy to the Board.  Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

(l)            Code Section 409A Compliance.  Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Executive in a lump-sum cash payment, without interest, on the earlier of (i) the first business day of the seventh month following the Executive’s separation from service or (ii) the 10th business day following the Executive’s death.  If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a “separation from service” within the meaning of Code Section 409A.  In addition, the Executive’s right to reimbursement under this Agreement may not be liquidated or exchanged for any other benefit and no reimbursement under this Agreement may occur later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred, nor shall the amount available for reimbursements in any calendar year impact the amount available for reimbursement in any subsequent calendar year.  All payments hereunder in a series of payments shall be treated as separate payments for purposes of Code Section 409A.  This Agreement is intended to comply with, or be exempt from, Code Section 409A and shall be interpreted in a manner consistent therewith without resulting in any additional amounts owed hereunder by the Company.  Notwithstanding the foregoing, in no event shall the Company or any of its Affiliates have any liability to the Executive or any other person or entity if this Agreement is not exempt from, or compliant with, Code Section 409A.

(m)          Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(n)           Execution of the Agreement.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(o)           No Mitigation.  In no event shall Executive be required to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment after termination of his employment hereunder.

*           *           *           *           *

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and the Executive has hereunto set his hand, in each case effective as of the date first above written.

EMTEC, INC.

/s/ Gregory P. Chandler
By: Gregory P. Chandler
Title: Chief Financial Officer

SUNIL MISRA

/s/ Sunil Misra